THE SWISS HELVETIA FUND, INC.
1270 Avenue of the Americas
New York, New York 10020

May 18, 2006

Dear Stockholder:

We previously sent you a Proxy Statement for the Annual Meeting of Stockholders of The Swiss Helvetia Fund, Inc. (the "Fund") to be held at The Omni Berkshire Place Hotel, 21 East 52nd Street, Juilliard Ballroom (2nd Floor), New York, New York on Thursday, June 8, 2006 at 11:30 a.m.

In addition to voting FOR Proposals 1 and 2, we are writing to ask you to vote FOR Proposals 3A through 3E. Please do so using the enclosed proxy card and pre-paid return envelope. Institutional Shareholder Services, Inc. (ISS), a provider of proxy voting and corporate governance services, has recommended a vote "FOR" all of the Proposals in the Proxy Statement, including Proposals 3A through 3E.

Proposals 3A through 3E in the Proxy Statement request your approval for changes in certain of the Fund's fundamental investment policies and restrictions. When the Fund was initially formed almost 20 years ago, the Fund's Board of Directors adopted certain policies and restrictions that were customary at that time, but now are believed to be unduly restrictive. Fund management believes it is appropriate to modify certain of the Fund's fundamental investment policies and restrictions to expand the universe of investment opportunities available to the Fund's investment advisor, Hottinger Capital Corp. ("HCC"). Below, in a "Question & Answer" format, are common questions that may be associated with each of these proposals. This information is supplemental to the more complete information contained in the Proxy Statement, including further specific information about the proposals and the investment risks of the proposed policy changes.

Proposal 3A: Permit the Fund to leverage up to 10% of its total assets (including the amount borrowed)

Q:	Will the Fund make investments with borrowed money?

A:	HCC anticipates using borrowed money primarily to settle options contracts (discussed below under Proposal 3E) in cash without selling portfolio securities, and may also use funds to invest in attractive opportunities without selling existing portfolio holdings. HCC does not currently anticipate making frequent borrowings for the purpose of making investments.

Proposal 3B: Permit the Fund to invest in securities of Swiss Real Estate Companies

Q:	Will the Fund invest directly in Swiss real estate?

A:	No. HCC would only invest in securities of Swiss Real Estate Companies, including structures similar to U.S. real estate investment trusts (REITs) that may be developed in the future. HCC expects that in the coming years new REIT-like structures will be created in Switzerland. They have recently been introduced in the United Kingdom, and we expect that they will soon be introduced in Germany. Investments in REIT-like structures could provide additional income to the Fund. The Fund would consider a real estate company to be a Swiss Real Estate Company if it: (1) is organized in or has its principal office in Switzerland or (2) has a significant amount of real estate assets or investments in Switzerland, even if it is organized or its principal office is outside of Switzerland. Please note, though, that the Fund may acquire real estate or mortgages on real estate as a result of default, liquidation or other distributions of an interest in real estate as a result of owning real estate companies.

Proposal 3C: Permit the Fund to acquire equity and equity-linked securities of non-Swiss companies in limited instances.

Q:	Would the Fund buy non-Swiss securities?

A:	The Fund could hold a non-Swiss security if:

•	the Fund, as a shareholder in a Swiss company, receives equity or equity-linked securities in a non-Swiss company following a takeover or merger of the Swiss company with the non-Swiss company, or

•	a Swiss company in which the Fund is invested reorganizes itself into new a corporate entity outside of Switzerland (is "redomiciled").

The Fund also could hold a non-Swiss security if it had in the past invested in a Swiss company that later redomiciled outside of Switzerland. Once a non-Swiss security is in the Fund's portfolio, it may be held as long as HCC believe it is an appropriate investment.

Proposal 3D: Permit the Fund to invest up to 20% (increased from 10%) of its total assets in illiquid securities.

Q:	Why would the Fund buy illiquid securities?

A:	Up to now the Fund has invested in securities of public companies, generally those traded on an exchange. The Fund currently may invest up to 10% of its total assets in illiquid securities, but is now seeking the ability to invest up to 20% of its total assets in such securities. HCC believes that there are attractive investment opportunities in securities not traded on an exchange, such as securities of privately held companies purchased in private placement transactions (private equity securities), including venture capital investments and securities acquired in buy-out transactions (start-ups or established companies with succession or other issues, that are looking for investors). Private equity securities are generally regarded as having the potential for higher returns than publicly-traded securities. Although private equity securities also have higher risks and generally a greater potential for loss than publicly-traded securities, HCC intends to diversify such investments to mitigate the impact to the Fund of any investment losses.

Proposal 3E: Permit the Fund to engage in certain options transactions.

Q:	Why would the Fund invest in options?

A:	HCC currently anticipates using options primarily to manage the Fund's exposure to changing security prices or to seek additional income. Hedging the Fund's portfolio investments may be less disruptive to the investment process, allowing the Fund to continue to hold investments while reducing market risk. To seek additional income, HCC may sell (write) covered call options on existing portfolio holdings, and the Fund would receive a premium for writing the option. Of course, by writing a call option on a security, the Fund forgoes potential appreciation in the security above the exercise price.

Options transactions that the Fund could enter into are as follows:

•	buying call options on Swiss stock indices or Swiss equity securities (or other securities in which the Fund can invest):
o	maximum downside: the premium paid for buying the option
o	maximum benefit: the Fund will get the full appreciation of the underlying security above the exercise price (no limit) minus the premium paid for the call option

•	buying protective put options on Swiss stock indices or Swiss equity securities (or other securities in which the Fund can invest):
o	maximum downside: the difference between the purchase price of the stock and the exercise price and the premium paid for buying the option; the Fund would keep the opportunity to participate in any upward moves in the underlying securities
o	maximum benefit: if the prices of underlying securities decline below the exercise price, the Fund could avoid losses in the position equal to the exercise price minus the market price of the securities at the time of exercise (and minus the premium paid to acquire the option)

•	selling (writing) covered calls on Swiss equity securities (or other securities in which the Fund can invest)—when the Fund owns the security underlying the call option):
o	maximum downside: if the option is exercised, the Fund would only forfeit the amount of gain in the underlying security above the exercise price; however, the Fund will only enter into "cash settled" options so that upon exercise the Fund pays the counterparty in cash (rather than selling the security itself to the counterparty), and the cash to be paid will be equal to the appreciation in the underlying stock above the exercise price
o	maximum benefit: the premium paid to the Fund for writing the option

The Fund will not be permitted to sell "naked" (uncovered) calls (selling calls on securities the Fund does not own—in this case, the maximum risk is unlimited) or to sell put options (where the Fund would be committed to buy a security at the exercise price even though the stock may be trading at zero on the market at the time of exercise—in that case, the maximum risk is equal to the exercise price).

*    *    *    *    *

A proxy card and return envelope are enclosed for your convenience. If you have already voted on these proposals, you may change your vote by returning the enclosed proxy card. In order to avoid the additional expense to the Fund of further solicitation, please mail your completed proxy card promptly.

The Board of Directors of the Fund, including the non-interested Directors, unanimously recommends a vote "FOR" each of the Proposals in the Proxy Statement, including each of Proposals 3A through 3E to approve changes to the Fund's fundamental investment policies and restrictions.

Thank you for your cooperation.

Sincerely,

The Swiss Helvetia Fund, Inc.

If you have any questions or need assistance in voting your shares, or would like an additional copy of the Proxy Statement, please contact the Fund's proxy solicitor, Georgeson Shareholder Communications, Inc. at 1-800-561-3947.

THE SWISS HELVETIA FUND, INC.
1270 AVENUE OF THE AMERICAS NEW YORK, NEW YORK 10020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE SWISS HELVETIA FUND, INC. PURSUANT TO A SEPARATE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT, DATED APRIL 18, 2006, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED

The undersigned hereby appoints Rudolf Millisits and Edward J. Veilleux, and each of them, the true and lawful attorneys and proxies, each with the power of substitution, for and in the name, place and stead of the undersigned and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of The Swiss Helvetia Fund, Inc. held of record by the undersigned on April 13, 2006 at the Annual Meeting of Stockholders to be held at 11:30 a.m. on Thursday, June 8, 2006 at The Omni Berkshire Place, 21 East 52nd Street, Juilliard Ballroom (2nd Floor), New York, New York 10022 or any adjournment or postponement thereof.

This proxy, when properly executed and returned in the enclosed envelope, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of each nominee as a Class III Director, FOR the ratification of the Fund's independent registered public accounting firm and FOR each of the proposals to approve changes to certain of the Fund's fundamental policies and investment restrictions. This proxy also will be voted in the discretion of the proxies upon such other matters as may properly come before the Meeting and at any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or either one of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. Both of said proxies or their substitutes who shall be present and act at the Meeting, or if only one is present and acts, then that one, shall have and may exercise all of the powers hereby granted to such proxies.

In their discretion, the persons named as proxies on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as a director if any of the above nominees is unable to serve.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

(Continued and to be signed on the reverse side)

THE SWISS HELVETIA FUND, INC. OFFERS STOCKHOLDERS OF RECORD
THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING. This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-381-4023, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 4:00 p.m. Eastern Daylight Time on June 7, 2006.

INTERNET VOTING. Visit the Internet voting Web site at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 4:00 p.m. Eastern Daylight Time on June 7, 2006.

VOTING BY MAIL. Simply sign and date your proxy card and return it in the postage-paid envelope to Georgeson Shareholder Communications, Wall Street Station, P.O. Box 1101, New York, NY 10269-0646. If you are voting by telephone or the Internet, please do not mail your proxy card.

COMPANY NUMBER	CONTROL NUMBER

ANNUAL MEETING OF STOCKHOLDERS OF
THE SWISS HELVETIA FUND, INC.

June 8, 2006

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE

1a.	With respect to the proposal to elect Mr. Paul Hottinguer as a Class III Director: For /_/ Withhold Authority /_/

1b.	With respect to the proposal to elect Mr. Michael Kraynak, Jr. as a Class III Director: For /_/ Withhold Authority /_/

1c.	With respect to the proposal to elect Mr. Stephen K. West, Esq. as a Class III Director: For /_/ Withhold Authority /_/

2.	With respect to the proposal to ratify the selection by the Board of Directors of Deloitte & Touche LLP as the Fund's independent registered public accounting firm for the year ending December 31, 2006.

For /_/ Against /_/ Abstain /_/

3.	With respect to the proposal to approve changes to certain of the Fund's fundamental investment policies and restrictions to permit the Fund to:

A.	leverage up to 10% of its total assets (including the amount borrowed). For /_/ Against /_/ Abstain /_/

B.	invest in securities of Swiss Real Estate Companies (as defined in the Proxy Statement). For /_/ Against /_/ Abstain /_/

C.	acquire equity and equity-linked securities of non-Swiss companies in limited instances. For /_/ Against /_/ Abstain /_/

D.	invest up to 20% (increased from 10%) of its total assets in illiquid securities. For /_/ Against /_/ Abstain /_/

E.	engage in certain options transactions. For /_/ Against /_/ Abstain /_/

4.	In their discretion, on such other matters as may properly come before the meeting and any adjournment thereof.

Date: ____________, 2006

__________________________
Stockholder sign here

__________________________
Co-owner sign here

          Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

          Please date, sign and mail your proxy card in the envelope provided as soon as possible.